Exhibit 99.1

DISH CFO Robert Olson to Retire from DISH Oct. 15

•                  SVP Steve Swain to succeed Olson as CFO

ENGLEWOOD, Colo., August 22, 2014 — DISH Network (NASDAQ:DISH) today announced that Robert Olson, DISH’s executive vice president and CFO, will retire from the company Oct. 15. Steve Swain, senior vice president of Programming, will succeed Olson as CFO, reporting to President and CEO Joseph P. Clayton.

“Robert is as capable and strategic a CFO as I have ever encountered in my 42 years in business,” said Clayton. “I congratulate Robert on the excellent service he has given DISH over the past five years and for the capable team he has built.”

“Steve has been a star since the day he arrived,” said Clayton. “He has a command of the entire Finance organization and, having had the chance to lead our Programming group, he is equipped to offer a sound strategic perspective to our entire business.”

About Steve Swain

Prior to his appointment as senior vice president of Programming, Swain served as vice president of Corporate Financial Planning and Analysis for DISH.

Prior to DISH, Swain spent more than 15 years working in the telecommunications sector, most recently at CenturyLink, formerly Qwest Communications. There he served in multiple leadership roles across Finance, including corporate financial planning and analysis, treasury, and investor relations, as well as in Network Engineering.

He earned his bachelor’s degree in chemical engineering from the University of Wisconsin and his MBA from the University of Chicago.

About DISH

DISH Network Corporation (NASDAQ: DISH), through its subsidiaries, provides approximately 14.053 million pay-TV subscribers, as of June 30, 2014, with the highest quality programming and technology with the most choices at the best value. Subscribers enjoy a high definition line-up with more than 200 national HD channels, the most international channels, and award-winning HD and DVR technology. DISH Network Corporation is a Fortune 250 company. Visit www.dish.com.